Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2009, included in the proxy statement/prospectus that is made a part of the Registration Statement (Form F-4) of CSR plc for the registration of 47,357,597 ordinary shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

May 27, 2009